Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

Form F-1

(Form Type)

Atour Lifestyle Holdings Limited

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

			Fee		Proposed
		Security	Calculation		Maximum	Maximum		Amount of
	Security	Class	or Carry	Amount	Offering Price	Aggregate		Registration
	Type	Title	Forward Rule	Registered	Per Unit(2)(3)	Offering Price(2)(3)	Fee Rate	Fee
Fees to Be Paid	Equity	Class A ordinary shares, par value US$0.0001 per share (1)(2)	Rule 457(c)	16,560,000	US$6.06	US$100,353,600	US$0.00011020	US$11,058.97

		Net Fee Due						US$11,058.97

(1)American depositary shares issuable upon deposit of Class A ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-257343). Each American depositary share represents three ordinary shares.

(2)Includes (a) Class A ordinary shares represented by ADSs that may be purchased by the underwriters pursuant to their option and (b) all Class A ordinary shares represented by ADSs initially offered and sold outside the United States that may be resold from time to time in the United States either as part of the distribution or within 40 days after the later of the effective date of this registration statement and the date the securities are first bona fide offered to the public.

(3)Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low trading prices on June 2, 2023 of the Registrant’s American depositary shares listed on the Nasdaq Global Select Market, with each American depositary share representing three Class A ordinary shares of the Registrant.